UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

6295 Allentown Boulevard, Suite 1

Harrisburg, Pennsylvania 17112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 16, 2016

To our stockholders,

Notice is hereby given that the 2016 Annual Meeting of stockholders of Ollie’s Bargain Outlet Holdings, Inc. will be held on June 16, 2016, at 9:00 a.m. local time, at the Colonial Country Club, located at 4901 Linglestown Road, Harrisburg, PA, 17112 to:

1.	Elect the two nominees named herein as Class I directors; and

2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending January 28, 2017;

We will also consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Our Board of Directors has fixed the close of business on April 27, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements thereof.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Bertram

Vice President and General Counsel

May 2, 2016

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

Proxy Statement - Table of Contents

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

6295 Allentown Boulevard, Suite 1

Harrisburg, Pennsylvania 17112

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 16, 2016

INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) of Ollie’s Bargain Outlet Holdings, Inc. (“Ollie’s,” “we,” “us,” “our,” or the “Company”) is soliciting your proxy to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 16, 2016, at 9:00 a.m. local time, at the Colonial Country Club, located at 4901 Linglestown Road, Harrisburg, Pennsylvania 17112, and any postponement or adjournment thereof.

Matters Considered at the Annual Meeting

At the meeting, stockholders will be asked to vote to elect the two nominees named herein as Class I directors and to ratify the selection of the independent registered public accounting firm. See “PROPOSAL 1—ELECTION OF CLASS I DIRECTORS” and “PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” The Board does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of common stock as of the record date are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 60,002,125 shares of common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

Important Notice of Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to most of our stockholders on the Internet, rather than mailing printed copies. By doing so, we save costs and reduce our impact on the environment. If you received a Notice of Availability by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the Notice of Availability will instruct you how to access and review the Proxy Materials on the Internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the Notice of Availability. The Notice of Internet Availability was first mailed on or before May 2, 2016 to all stockholders as of record as the record date for the Annual Meeting, which was the close of business on April 27, 2016.

Participating in the Annual Meeting; Admission

If you are a stockholder of record, you will need to present the Notice of Internet Availability or proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee as of the close of business on April 27, 2016, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your shares of common stock are registered and obtain a legal proxy to bring to the meeting.

Proxy Materials

Our Proxy Materials include:

•	This Proxy Statement;

•	A Notice of our Annual Meeting (which is attached to this Proxy Statement); and

•	Our 2015 Annual Report to Shareholders

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a Proxy Card or voting instruction form. If you received or accessed these materials through the Internet, your Proxy Card or voting instruction form are available to be filled out and executed electronically.

Quorum; Shares Held by Brokers

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date, is required to constitute a quorum to transact business at the Annual Meeting.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum.

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting. If you do not provide voting instructions on a non-discretionary item, including the election of the nominees named herein as directors, the shares will be treated as “broker non-votes.” The ratification of the appointment of KPMG LLP (“KPMG”) (Proposal 2) is a routine matter on which brokers will be permitted to vote any uninstructed shares in their discretion. The election of two nominees named herein as Class I directors (Proposal 1) is a non-routine matter on which brokers will not be permitted to vote any uninstructed shares.

Required Votes on Proposals

Election of Nominees named herein as Directors. Proposal 1. The affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the Annual Meeting is required to elect each nominee named herein as a director. Abstention and broker non-vote will have no effect on this proposal.

Ratification of the selection of KPMG as our independent registered public accounting firm. Proposal 2, relating to the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending January 28, 2017 will be approved if it receives the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote. Abstentions will have no effect on this proposal.

Other Matters. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

How to Vote; Revocation of Proxies

Stockholders of record are requested to vote by proxy in one of four ways:

•	By telephone—Use the toll-free telephone number shown on the Notice of Internet Availability or any proxy card you receive;

•	By Internet—Visit the Internet website indicated on the Notice of Internet Availability or any proxy card you receive and follow the on-screen instructions;

•	By mail—If you request a paper proxy card by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should date, sign and promptly return your proxy card by mail in the postage prepaid envelope which accompanied that proxy card; or

•	In person—You can deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the Notice of Internet Availability and on any proxy card you receive. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholder instructions have been recorded properly. A control number, located on the Notice of Internet Availability or proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return a proxy card for your vote to be counted.

If a stockholder does not submit a proxy by the Internet or by telephone or return a signed proxy card, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If instructions are not given and you do not indicate how your shares should be voted on a proposal, the shares represented by a properly completed proxy will be voted as the Board recommends. In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the Annual Meeting for which we did not receive adequate notice under the proxy rules promulgated by the SEC.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies for these stockholders will depend on their voting procedures.

Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include, among other matters:

•	an exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements; and

•	reduced disclosure about executive compensation arrangements.

We will remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering (the “IPO”) unless, prior to that time, we (i) have more than $1.0 billion in annual revenue, (ii) have a market value for our common stock held by non-affiliates of more than $700 million as of the last day of our second fiscal quarter of the fiscal year a determination is made that we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (iii) issue more than $1.0 billion of non-convertible debt over a three-year period. We expect to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings with the SEC.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new and revised accounting standards. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have elected to “opt out” of that extended transition period and, as a result, we plan to comply with new and revised accounting standards on the relevant dates on which adoption of those standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new and revised accounting standards is irrevocable.

Householding

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our Proxy Materials or Notice of Availability, as applicable, may have been sent to multiple stockholders in your household. If you want to receive separate copies of our Proxy Materials or Notice of Availability, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact Robert Bertram, Vice President and General Counsel at Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 or (717) 657-2300 ext. 2177.

If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice of Internet Availability relating to these proxy materials or copy of these materials themselves. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, Telephone: 800-539-5449.

Proxy Solicitation

The Company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

No arrangements or contracts have been made or entered into with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Annual Report and Company Information

Our Annual Report to Stockholders, which contains consolidated financial statements for the year ended January 30, 2016 (“fiscal year 2015”), is being furnished to stockholders concurrently herewith. You also may obtain a copy of our Annual Report on Form 10-K for fiscal year 2015 that was filed with the SEC, without charge, by writing to Ollie’s Bargain Outlet Holdings, Inc., Attn: Investor Relations and General Counsel, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. These materials will also be available without charge at “Investor Relations” on our website at www.ollies.us.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Our Board currently consists of seven (7) directors, divided into three classes, as nearly equal in number as possible, with each class serving a consecutive three-year term. The term of each of our current Class I Directors will expire on the date of the Annual Meeting, subject to the election and qualification of their respective successors.

In selecting director candidates, the independent directors of our Board consider whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The following biographies describe the business experience of each director and nominee.

The nominees for election as Class I Directors at the Annual Meeting are described below. The Board, upon the recommendation of the independent directors of the Board, has nominated each of the candidates for election. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board recommends a vote “FOR” the nominees for Class I Directors.

NOMINEES FOR ELECTION

Class I Directors if elected

(term will expire at 2019 annual meeting)

Douglas Cahill, 56, has served as a director since March 2013. Mr. Cahill is a Managing Director of CCMP Capital Advisors, LP (“CCMP”) and a member of the firm’s Investment Committee. Prior to becoming a Managing Director of CCMP in July 2014, Mr. Cahill was an Executive Advisor to CCMP, serving in an advisory role from March 2013. Mr. Cahill served as President and Chief Executive Officer of Oreck

Corporation, the manufacturer of upright vacuums and cleaning products, from May 2010 until December 2012. Prior to joining Oreck, Mr. Cahill served as President and Chief Executive Officer of Doane Pet Care Company, Inc., a private label manufacturer of pet food and former CCMP portfolio company. Mr. Cahill serves as a member of the Board of Directors for Junior Achievement of Middle Tennessee and at Vanderbilt University’s Owen Graduate School of Management. Mr. Cahill is the Chairman of the Board of Directors of Jamieson Laboratories, Chairman of the Board of Directors of The Hillman Group, Inc. and is a member of the Board of Directors of Shoes for Crews, LLC, which are all privately held companies. We believe that Mr. Cahill’s financial, investment and management expertise and his experience serving on public and private boards brings to our Board important skills and qualify him to serve as one of our directors.

Joseph Scharfenberger, 44, has served as a director since February 2015. Mr. Scharfenberger is a Managing Director of CCMP and a member of the firm’s Investment Committee. Prior to joining CCMP in December 2008, Mr. Scharfenberger worked at Bear Stearns Merchant Banking from 2003 to 2008. Prior to joining Bear Stearns Merchant Banking in July 2003, Mr. Scharfenberger worked in the private equity department at Toronto Dominion Securities from March 2000 until April 2003. He holds a B.A. from The University of Vermont. Mr. Scharfenberger currently serves on the Boards of Directors of Jamieson Laboratories, Jetro/Restaurant Depot Group, The Hillman Group, Inc. and Shoes for Crews, LLC, which are all privately held companies. We believe that Mr. Scharfenberger’s familiarity and expertise in the banking and private equity fields allow him to provide valuable insights and advice to our Board.

Class II Directors

(term expires at 2017 annual meeting)

Robert Fisch, 66, has served as a director since September 2015. Mr. Fisch has been the President, Chief Executive Officer and Chairman of the Board of Directors of rue21, Inc., a specialty discount apparel retailer and a privately held company, since June 2001. From February 1987 to December 1999, Mr. Fisch served as the President of Casual Corner Group, Inc. Mr. Fisch served as a member of the Board of Directors of The Children’s Place Retail Stores, Inc., from June 2004 until March 2013. Mr. Fisch was selected to serve on our Board due to his experience as a seasoned executive and corporate director of publicly-traded retail companies.

Stanley Fleishman, 64, has served as a director since March 2013. Mr. Fleishman has been the Chief Executive Officer of Jetro/Restaurant Depot Group, a nationwide wholesale cash and carry food distributor, since October 1992, prior to which he held the position of Chief Financial Officer. Prior to joining Jetro/Restaurant Depot group, Mr. Fleishman was the Chief Executive Officer of Dion Stores, a South African retail chain, from 1982-1985. He holds an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Fleishman’s broad management expertise and his knowledge of the wholesale retail industry qualify him to serve as one of our directors.

Richard Zannino, 57, has served as a director since September 2012. Mr. Zannino is a Managing Director of CCMP and a member of the firm’s Investment Committee. Prior to joining CCMP in 2009, Mr. Zannino was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002 and to Chief Executive Officer and Director in February 2006. Prior to joining Dow Jones, Mr. Zannino was Executive Vice President in charge of strategy, finance, M&A, technology, and a number of operating units at Liz Claiborne. He originally joined Liz Claiborne in 1998 as Chief Financial Officer. Mr. Zannino currently serves on the Boards of Directors of Infogroup Inc., Pure Gym Ltd., Jamieson Laboratories, The Hillman Group, Inc. and Shoes for Crews, LLC, which are all privately held companies, and is a trustee of Pace University. Mr. Zannino also serves on the Boards of Directors of Estee Lauder Companies Inc. (NYSE: EL) and IAC/InterActiveCorp. (Nasdaq: IAC). Mr. Zannino was selected to serve on our Board due to his past leadership experience, strong finance and management background in the retail industry and his wide-ranging experience investing in and serving as a director for a diverse group of private and public companies.

Class III Directors

(term expires at 2018 annual meeting)

Mark Butler, 57, is one of the founders of Ollie’s, having been with Ollie’s since its inception in 1982. He has been our President and Chief Executive Officer since 2003 and has been Chairman of our Board since February 2005. Prior to holding this role, Mr. Butler was our Treasurer and Secretary. Mr. Butler also serves as Chairman of the Board of Directors of the Cal Ripken, Sr. Foundation, a national nonprofit organization focused on providing opportunities for at-risk youth. Mr. Butler brings to the Board more than three decades of institutional knowledge of our Company, as well as extensive knowledge of the retail industry, all of which we believe qualify him to serve as one of our directors.

Thomas Hendrickson, 61, has served as a director since March 2015. Mr. Hendrickson was most recently the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer for Sports Authority Inc., a sporting goods retailer, from August 2003 until his retirement in February 2014. Prior to joining Sports Authority Inc., Mr. Hendrickson was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Gart Sports Company from January 1998 until the time of its merger with Sports Authority Inc. in August 2003. Mr. Hendrickson is currently a member of the audit committee of the Board of Directors of O’Reilly Automotive, Inc. (Nasdaq: ORLY). We believe that Mr. Hendrickson’s financial, accounting, acquisition and business experience qualify him to serve as one of our directors.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of the date of this proxy statement. See “Proposal 1—Election of Class I Directors” above for information about Mr. Butler, who serves as our Chairman, President and Chief Executive Officer.

Name	Age	Position(s)
John Swygert	47	Executive Vice President, Chief Financial Officer and Secretary
Omar Segura	54	Senior Vice President, Store Operations
Jay Stasz	49	Senior Vice President of Finance and Chief Accounting Officer
Kevin McLain	50	Senior Vice President, Merchandising
Robert Bertram	47	Vice President and General Counsel
Howard Freedman	64	Vice President, Merchandising

John Swygert has been our Chief Financial Officer since March 2004, has been an Executive Vice President since March 2011 and has been our Secretary since September 2012. Mr. Swygert has worked in discount retail as a finance professional for over 23 years. Prior to joining Ollie’s, Mr. Swygert was the Executive Vice President and Chief Financial Officer for Factory 2-U Stores, Inc., a West Coast discount retailer from 1995 to 2004. Mr. Swygert also served as the Manager of Business Development and Financial Analysis for Petco Animal Supplies, Inc., the second largest pet supply chain in the U.S.

Omar Segura has been our Senior Vice President, Store Operations since January 2014. From April 2010 to January 2014, Mr. Segura was a Regional Vice President with Sears Holdings Corporation, where he oversaw store operations in the South Central region. Prior to his position with Sears, Mr. Segura held various positions with Kohl’s Department Stores during the period from June 2000 to April 2010, where his responsibilities included managing and leading store operations.

Jay Stasz has been our Senior Vice President of Finance and Chief Accounting Officer since November 2015. Mr. Stasz most recently served as Senior Vice President, Finance & Accounting for Sports Authority, a sporting goods retailer, a position he held since October 2013. Mr. Stasz has held numerous leadership roles at Sports Authority, including: Senior Vice President and Chief Information Officer, Senior Vice President and Controller, and Vice President Controller. Prior to joining Sports Authority in 1998, Mr. Stasz worked as a Senior Accountant in the audit department with Deloitte.

Kevin McLain has been our Senior Vice President, Merchandising since May 2014. From May 2011 to May 2014, Mr. McLain was a Senior Vice President with Variety Wholesalers, where he was responsible for merchandising matters. From January 1997 to May 2011, Mr. McLain held the position of Vice President, Merchandise Manager with Anna’s Linens, a textile and home goods retailer based in Costa Mesa, California. Prior to his position with Anna’s Linens, Mr. McLain served in various managerial roles for the Target Corporation.

Robert Bertram has been our Vice President and General Counsel since April 2014. Prior to joining Ollie’s, Mr. Bertram was a practicing attorney at McNees Wallace & Nurick LLC from June 2010 to April 2014, where he began serving as our Assistant Secretary in September 2012. From March 2001 to June 2010, he was a practicing corporate attorney at Stevens & Lee. He is a Member of the Advisory Board of Open Minds, a nationally recognized management consulting firm, and was formerly on the Board of Directors of the Alumni Society of the college of Liberal Arts of Pennsylvania State University.

Howard Freedman has been our Vice President, Merchandising since October 2004. He joined Ollie’s in 2000 and has served in numerous leadership roles during this time. Mr. Freedman was previously the owner and President of Denver China & Glass and, prior to joining our Company, was President of the Retail Division at the Pfaltzgraff Company from 1987 to 1998.

Each of our executive officers serve at the discretion of our Board without specified terms of office.

CORPORATE GOVERNANCE MATTERS

Director Independence

Pursuant to our Corporate Governance Guidelines and Principles, a copy of which is available on our website at www.ollies.us, the Board is required to affirmatively determine whether our directors are independent under the corporate governance listing standards of the Nasdaq Global Market (“Nasdaq”), the principal exchange on which our common stock is traded.

During its review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board has not adopted any “categorical standards” for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination including, without limitation, applicable independence standards promulgated by Nasdaq.

As a result of this review, the Board affirmatively determined that Messrs. Cahill, Fisch, Fleishman, Hendrickson, Scharfenberger and Zannino are independent directors under the applicable rules of Nasdaq.

Controlled Company Phase-Out

We are no longer a “controlled company” for purposes of the rules of Nasdaq. Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. In February 2016, CCMP conducted a secondary offering of our common stock, which resulted in CCMP owning less than 50% of our outstanding common stock and the loss of our controlled company status. As of the date of this proxy statement, CCMP owns approximately 46% of our outstanding common stock. While we were a controlled company, we took advantage of certain exemptions from corporate governance requirements provided in the rules of Nasdaq. We are now in compliance with the Nasdaq rules for non-controlled companies. However, we are currently availing ourselves of the permitted one-year phase-in period provided in Rule 10A-3 of the Exchange Act (“Rule 10A-3”), which provides us until July 15, 2016, the first anniversary of our IPO, to have an audit committee composed of entirely independent directors. We intend to have a fully independent audit committee as required by Rule 10A-3 by such date.

Committees of the Board

Our Board has two standing committees: an Audit Committee and a Compensation Committee. Our Board has adopted charters for each of its standing committees. Copies of our committee charters are posted on our website at www.ollies.us.

Audit Committee

The current members of the Audit Committee are Messrs. Hendrickson, Fleishman and Scharfenberger. The Board has determined that Mr. Hendrickson is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee. Messrs. Hendrickson and Fleishman meet the definition of “independent director” for purposes of serving on our Audit Committee under applicable SEC and Nasdaq rules. As noted above, we intend to have a fully independent Audit Committee by the first anniversary of our IPO as permitted by Rule 10A-3. We did not have an Audit Committee prior to the date of our IPO.

Under Rule 10A-3(b)(1)(iv)(A) of the Exchange Act and Nasdaq listing standards, our Audit Committee is not required to be comprised of exclusively independent directors until July 15, 2016, the first anniversary of our IPO, and the Company is relying on this exemption.

The Audit Committee, among other things, assists the Board in fulfilling its oversight responsibilities relating to (a) the integrity of our corporate accounting and financial reporting processes and financial information, including financial statements (b) our systems of internal control over financial reporting and disclosure controls and procedures, (c) our processes related to risk management, (d) procedures for receipt, retention and treatment of complaints and the confidential anonymous submission by our employees regarding accounting or auditing matters, (e) the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm, (f) our independent registered public accounting firm’s annual audit of our financial statements and any engagement to provide other services, (g) our legal and regulatory compliance, (h) our related person transaction policy and (i) the application of our code of ethical business conduct as adopted by the Board.

The Audit Committee had four (4) meetings during fiscal year 2015 and met telephonically one (1) time. The Audit Committee meets with our independent registered public accounting firm without management present on a regular basis.

Compensation Committee

The current members of the Compensation Committee are Messrs. Zannino, Cahill and Fisch. From July 15, 2015, the date of our IPO, and until September 2015, Messrs. Zannino, Cahill and Scharfenberger served on the Compensation Committee. From the beginning of fiscal year 2015 through the date of our IPO, the Compensation Committee was comprised of Messrs. Zannino, Butler and Cahill. Since the date of our IPO, all members of the Compensation Committee have met all applicable independence standards under Nasdaq corporate governance standards.

The Compensation Committee (i) reviews and recommends to the Board appropriate compensation of our Chief Executive Officer and our other executive officers, (ii) oversees management succession planning, (iii) reviews and approves employment arrangements with our executive officers, (iv) administers equity and non-equity compensation plans and programs, and (v) evaluates and recommends to the Board appropriate forms and amounts of director compensation. When required by applicable SEC rules, our Compensation Committee will also prepare the annual report of the Compensation Committee and will recommend to the Board the frequency of the say-on-pay vote. The Compensation Committee also reviews and recommends to the Board the target annual incentive pool, the annual performance objectives for participants, and actual payouts to participants, including the executive officers. The Compensation Committee has sole decision-making authority with respect to all compensation recommendations for our executive officers, subject to further action of the Board as the Board shall determine.

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. Our compensation committee engaged Pearl Meyer & Partners, a consulting firm to advise on director or executive officer compensation in fiscal year 2015.

The Compensation Committee formally met four (4) times in fiscal year 2015. Decisions regarding executive compensation were approved by our Board after taking into account the recommendations of the Compensation Committee and its members.

Director Nominations

As we are now transitioning from being a controlled company, and as permitted by the Nasdaq rules, director nominees will be selected, or recommended for our Board’s selection, by a majority of the independent directors in a vote in which only independent directors participate. The directors who participate in the consideration and recommendation of director nominees are Messrs. Cahill, Fisch, Fleishman, Hendrickson, Scharfenberger and Zannino. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). In general, in identifying and evaluating nominees for director, our Board considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

Board Role in Risk Oversight

Our Board and management continually monitor the material risks facing our Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which the risk falls within the committee’s area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the Board in fulfilling the Board’s oversight responsibility relating to the evaluation of financial and enterprise risks. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board. The Company has reviewed its compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Board understands there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Mr. Butler serves as our Chief Executive Officer and as the Chairman of our Board. Our

Board believes it is in the Company’s best interests to have Mr. Butler serve as Chairman of our Board and as Chief Executive Officer. Our Board believes combining that these roles promotes effective leadership and provides the clear focus needed to execute our business strategies and objectives.

Attendance at Meetings

It is our policy that each director must be prepared to devote the time required to prepare for and attend Board meetings, and fulfill their responsibilities effectively.

In fiscal year 2015, the Board held four (4) meetings (including regularly scheduled and special meetings) and took action by unanimous written consent from time to time. All incumbent directors attended at least 75% of (i) the total number of meetings of the Board (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees on which he served (during the periods that he served).

Executive Sessions

Executive sessions of our independent directors are held immediately following each regularly scheduled board meeting.

Stockholder Communications with the Board

Stockholders and other parties interested in communicating directly with the Board as a group may do so by writing to the Board, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. The General Counsel will review all correspondence and regularly forward to the Board all such correspondence that, in the opinion of the General Counsel, deals with the functions of the Board or committees thereof or that the General Counsel otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through the submission of a written statement to the General Counsel or the Audit Committee.

Stockholders and other parties interested in communicating directly with Mr. Hendrickson, as Chairman of the Audit Committee, may do so by writing to Mr. Thomas Hendrickson, Chairman, Audit Committee, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

Code of Ethical Business Conduct

We have adopted a Code of Ethical Business Conduct (the “Code”), that applies to all of our directors, officers and employees, including our principal executive officer and principal financial accounting officer. The Code is posted on our website at www.ollies.us. Any amendments to, or waivers under, our Code which are required to be disclosed by the rules promulgated by the SEC will be disclosed on the Company’s website at www.ollies.us.

Corporate Governance Guidelines and Principles

We have adopted Corporate Governance Guidelines and Principles. These guidelines outline the role of our Board, the composition and operating principles of our Board and its committees and our Board’s working process. Our Corporate Governance Guidelines and Principles are posted on our website at www.ollies.us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC reports of ownership of company securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during fiscal year 2015 all Section  16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Equity Compensation Plan Information

The following table sets forth, as of January 30, 2016, certain information related to our equity compensation plans under which our common stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	6,991,825	(1)	$8.04	4,668,150	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	6,991,825		$8.04	4,668,150

(1)	Includes 6,360,825 outstanding options granted pursuant to our 2012 Equity Incentive Plan (the “2012 Plan”) and 631,000 outstanding options granted pursuant to our 2015 Equity Incentive Plan (the “2015 Plan” and together with the 2012 Plan, the “Equity Plans”). See Note 8 to our audited financial statements for the year ended January 30, 2016 included in our Annual Report on Form 10-K for the year ended January 30, 2016 for additional information regarding our Equity Plans.
(2)	All shares of common stock reserved for future issuance are reserved for issuance under the 2015 Plan.

COMPENSATION OF DIRECTORS

We pay our non-employee directors who are not full-time investment professionals of CCMP annual retention fees of $50,000 in cash. The chair of the Audit Committee and the chair of the Compensation Committee each receive an annual fee of $10,000. All fees are paid in quarterly installments. Each non-employee, non-CCMP investment professional also is awarded the equivalent of $75,000 on an annual basis in equity compensation under the terms of our 2015 Plan. We also reimburse each of our directors for direct travel expenses incurred in connection with attendance at meetings of the Board and its committees.

The following table sets forth the information concerning all compensation paid by the Company during fiscal year 2015 to our non-employee directors.

Director Compensation for Fiscal Year 2015

The compensation of the non-employee directors who served on the Board in fiscal year 2015 was as follows:

Name	Fees Earned or Paid in Cash ($)	Option Awards(3) ($)	Total ($)
Douglas Cahill(1)	—	—	—
Robert Fisch(2)	25,000	36,938	61,938
Stanley Fleishman	50,000	35,313	85,313
Thomas Hendrickson	55,000	192,507	247,507
Joseph Scharfenberger(1)	—	—	—
Richard Zannino(1)	—	—	—

(1)	Messrs. Cahill, Scharfenberger and Zannino are full-time investment professionals of CCMP and did not receive any compensation for their services as members of our Board in fiscal year 2015.
(2)	Fees earned by Mr. Fisch in fiscal year 2015 were prorated from the commencement of his service as a director in September 2015.
(3)	The amounts reported in this column represent the aggregate grant date fair value of the awards as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). A discussion of the assumptions used in calculating these values can be found in Note 8 to our audited consolidated financial statements for the year ended January 30, 2016 included in our Annual Report on Form 10-K for the year ended January 30, 2016.

As of January 30, 2016, Mr. Cahill held 34,500 stock options, Mr. Fisch held 6,250 stock options and Messrs. Fleishman and Hendrickson each held 40,750 stock options.

EXECUTIVE COMPENSATION

Overview

For fiscal year 2015, our named executive officers (“NEOs”) were:

•	Mark Butler, President and Chief Executive Officer;

•	John Swygert, Executive Vice President, Chief Financial Officer and Secretary; and

•	Omar Segura, Senior Vice President of Store Operations.

In fiscal years 2015 and 2014, we compensated our NEOs through a combination of base salary and annual cash bonuses as well as grants of stock options pursuant to our Equity Plans. Our executive officers are also eligible to receive certain benefits, which include a 401(k) plan with matching contributions, life insurance, automobile allowances, group term life insurance and group health insurance, including medical, dental and vision insurance.

Summary Compensation Table

The following table sets forth certain information for fiscal year 2015 and fiscal year 2014 concerning the total compensation awarded to, earned by or paid to our NEOs.

Name and principal position	Year	Salary(1)	Non-equity incentive plan compensation(2)	Option awards(3)	All other compensation(4)	Total
Mark Butler President and Chief Executive Officer	2015	$570,952	$951,586	$896,938	$85,588	$2,505,064
	2014	$521,266	$440,261	—	$101,905	$1,063,432

John Swygert Executive Vice President, Chief Financial Officer and Secretary	2015	$387,741	$484,676	$1,379,898	$18,555	$2,270,870
	2014	$353,067	$223,609	$396,350	$19,839	$992,865

Omar Segura Senior Vice President of Store Operations	2015	$283,462	$198,423	$403,240	$3,807	$888,932
	2014	$275,000	$159,500	$792,700	$112,688	$1,339,888

(1)	Represents annual salary paid pursuant to the terms of each of Messrs. Butler’s, Swygert’s and Segura’s employment agreements. See “—Employment Agreements.”
(2)	Represents amounts paid pursuant to the achievement of certain performance-based measures in accordance with terms of each of Messrs. Butler’s, Swygert’s and Segura’s employment agreements. See “—Employment Agreements.”
(3)	Represents the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 8 to our audited consolidated financial statements for the year ended January 30, 2016 included in our Annual Report on Form 10-K for the year ended January 30, 2016. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date any such options are exercised.
(4)	All other compensation consists of automobile allowances, group term life insurance, 401(k) matching and contributions, relocation and related travel expenses, and medical, vision and dental insurance (in each case consistent with the terms of each NEOs employment agreement described in “—Employment Agreements”) as set forth in the table below:

Name	Year	Automobile allowance	Group term life insurance	Life insurance gross-up	401(k) matching and contributions	Relocation and related travel expenses	Medical, dental and vision insurance	Total
Mark Butler	2015	$16,404	$1,806	$63,449	$3,928	—	—	$85,588
	2014	$14,708	$1,806	$77,673	$3,675	—	$4,044	$101,905

John Swygert	2015	$12,000	$630	—	$5,925	—	—	$18,555
	2014	$12,000	$629	—	$4,368	—	$2,842	$19,839

Omar Segura	2015	$704	$966	—	$2,137	—	—	$3,807
	2014	$308	$966	—	—	$111,414	—	$112,688

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding equity awards held by our NEOs as of January 30, 2016.

	Option awards
Name	Option grant date		Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price		Option expiration date
Mark Butler	9/28/2012	(1)	1,520,070	1,013,380	$6.48	(3)	9/28/2022
	7/15/2015	(2)	—	158,750	$16.00		7/15/2025

John Swygert	9/28/2012	(1)	107,000	138,000	$6.48	(3)	9/28/2022
	3/11/2014	(1)	23,000	92,000	$6.48	(3)	3/11/2024
	3/10/2015	(1)	—	230,000	$11.54	(4)	3/10/2025
	7/15/2015	(2)	—	58,750	$16.00		7/15/2025

Omar Segura	3/11/2014	(1)	—	184,000	$6.48	(3)	3/11/2024
	3/10/2015	(1)	—	57,500	$11.54	(4)	3/10/2025
	7/15/2015	(2)	—	25,000	$16.00		7/15/2025

(1)	Options awarded under the 2012 Plan which vest ratably over five years from the grant date and which immediately vest in full upon the occurrence of a change of control.
(2)	Options awarded under the 2015 Plan which vest ratably over four years from the grant date. Unvested options will fully vest and become exercisable upon a termination of employment without cause or a resignation for good reason upon or within twelve months following the occurrence of a change of control.
(3)	Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $8.70 per share in connection with our payment of a cash dividend to our shareholders in April 2014 and in May 2015.
(4)	Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $12.56 per share in connection with our payment of a cash dividend to our shareholders in May 2015.

Employment Agreements

We are currently party to employment agreements with each of our NEOs. The material provisions of each such agreement are described below. For the purposes of the employment agreements, “Company EBITDA” refers to Adjusted EBITDA without any adjustments for pre-opening expenses.

Mark Butler

In September 2012, we entered into an employment agreement with Mr. Butler in his capacity as our Chief Executive Officer, which we amended in July 2015 (the “2015 Butler Amendment”) as described below. The summary that follows reflects the terms of the employment agreement as amended except where otherwise noted.

The agreement has an initial term of three years and automatically renews for successive two-year terms unless earlier terminated in accordance with the termination provisions described below. Under the terms of the agreement, Mr. Butler is entitled to receive an annual base salary of $500,000, which is reevaluated annually by our Compensation Committee, but may not be reduced below $500,000. In fiscal year 2015, Mr. Butler’s annual base salary was $600,000.

Mr. Butler is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum threshold for any given year, the bonus shall be 133.33% of his base salary (pursuant to the 2015 Butler Amendment this amount will increase to 200% of his base salary earned during the year; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 66.7% of his base salary (pursuant to the 2015 Butler Amendment this amount will increase to 100% of his base salary earned during the year); and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Butler will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Butler’s consent pursuant to the agreement. Mr. Butler is also eligible for six weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Butler is entitled to use a company car, for which we pay the fuel, cost of insurance, and maintenance and repair. Under the terms of the agreement, we will procure life insurance policies for Mr. Butler with an aggregate death benefit of $25 million, for which the annual aggregate premiums shall not exceed $100,000. In addition, pursuant to his employment agreement, Mr. Butler was granted options to purchase 2,533,484.50 shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, sixty percent (60%) of such options have now vested.

The employment agreement further provides that during the term of his employment, Mr. Butler will continue to have certain rights set forth under the Amended and Restated Stockholders Agreement as described in “Certain relationships and related person transactions—Amended and restated stockholders agreement” and that Mr. Butler shall be nominated for election to our Board without additional compensation for as long as he serves as our Chief Executive Officer.

Either we or Mr. Butler may terminate the agreement at any time upon written notice as specified in the agreements and outlined below. We may terminate Mr. Butler’s employment immediately by written notice for “cause,” death or “disability,” with 90 days prior written notice of the non-renewal of his employment, or with 30 days’ prior written notice without “cause.” Mr. Butler may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Under the agreement, “disability” means a physical or psychological condition that renders Mr. Butler unable to perform substantially all of the duties of his job, despite reasonable accommodation, for a continuous period of 90 days or for 180 days in any period of 365 consecutive days.

Under Mr. Butler’s employment agreement, “good reason” means the occurrence, without Mr. Butler’s consent, of any of the following: (i) a material violation of our obligations under the agreements by us, (ii) a material reduction in his authority, excluding reductions in certain of his rights under the Amended and Restated Stockholders Agreement, compensation, perquisites, position or responsibilities, other than a reduction in compensation or perquisites affecting all of our senior executives on an equal basis or (iii) a relocation of our primary business location by more than 25 miles; provided that any such event will only constitute good reason if Mr. Butler provides us with written notice of the existence of the good reason event within 90 days of the date on which he had actual knowledge of the existence of such good reason event and provided we have not cured such good reason event within 30 days of such written notice.

Under the agreement, “cause” means (i) a conviction of fraud, a serious felony, or a crime involving embezzlement, conversion of property or moral turpitude, (ii) a final non-appealable finding of a breach of any fiduciary duty owed to us or to any of our stockholders, (iii) Mr. Butler’s willful and continual neglect or failure to discharge his duties, responsibilities or obligations under any agreement between Mr. Butler and us, (iv) any habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations to us or (v) a material breach by Mr. Butler of any agreement between him and us; provided that, for each of clauses (ii) to (v) above, that Mr. Butler was given notice and failed to cure such breach within 30 days thereafter. We may not terminate the agreement for cause unless we provide written notice within 90 days of the date on which we had actual knowledge of the existence of such cause.

If we terminate Mr. Butler’s employment for cause or due to his disability or death, if he resigns without good reason or if he does not renew his employment, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date. If we terminate Mr. Butler’s employment without cause, if we do not renew his employment, or if he resigns for good reason, we must (i) pay him his base salary for the Severance Period (defined below), (ii) pay him a pro-rata portion of the bonus for the fiscal year in which such termination occurred, payable in a lump sum during the following calendar year, (iii) continue to provide him with reimbursement of term life insurance policy premiums during the Severance Period and (iv) continue to provide health, life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date that Mr. Butler commences new employment; conditioned upon Mr. Butler’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on his compliance with provisions relating to confidentiality, proprietary rights and restricted activities. Under Mr. Butler’s employment agreement, “Severance Period” is defined as the longer of (X) 24 months following the termination date and (Y) the end of his current term of employment.

Mr. Butler’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Butler’s employment and that extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Butler is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

John Swygert

In September 2012, we entered into an employment agreement with Mr. Swygert, our Chief Financial Officer, which we amended in July 2015 (the “2015 Swygert Amendment”). The summary that follows reflects the terms of the employment agreement as amended except where otherwise noted.

The agreement has an initial term of three years and automatically renews for successive two-year terms thereafter unless either we or Mr. Swygert give 90 days’ notice of non-renewal prior to the end of any term. Under the terms of the agreement, Mr. Swygert is entitled to receive an annual base salary of $325,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $325,000. In fiscal year 2015, Mr. Swygert’s annual base salary was $400,000.

Mr. Swygert is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum threshold for any given year, the bonus shall be 100% of his base salary (pursuant to the 2015 Swygert Amendment this amount will increase to 150% of his base salary earned during the year); if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary (pursuant to the 2015 Swygert Amendment, this amount will increase to 75% of his base salary earned during the year); and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Swygert will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Swygert’s consent pursuant to the agreement. Mr. Swygert is also eligible for four weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Swygert is entitled to an annual $12,000 automobile allowance. The agreement also provides for a grant of options to purchase shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, sixty percent (60%) of such options have vested.

Under Mr. Swygert’s employment agreement and the 2015 Swygert Amendment, “good reason” means the occurrence, without Mr. Swygert’s consent, of any of the following: (i) a material violation of our obligations under the agreements by us, (ii) a material reduction in his authority, compensation, perquisites, position or responsibilities, other than a reduction in compensation or perquisites affecting all of our senior executives on an equal basis or (iii) a relocation of our primary business location by more than 25 miles; provided that any such event will only constitute good reason if Mr. Swygert provides us with written notice of the existence of the good reason event within 90 days of the date on which he had actual knowledge of the existence of such good reason event and provided we have not cured such good reason event within 30 days of such written notice.

Under Mr. Swygert’s employment agreement, “cause” means (i) a conviction of fraud, a serious felony, or a crime involving embezzlement, conversion of property or moral turpitude, (ii) a final non-appealable finding of a breach of any fiduciary duty owned to us or to any of our stockholders, (iii) Mr. Swygert’s willful and continual neglect or failure to discharge his duties responsibilities or obligations under any agreement between the Executive and us, (iv) any habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations to us or (v) a material breach by Mr. Swygert of any agreement between him and us; provided, for each of clauses (ii) to (v) above, that Mr. Swygert was given notice and failed to cure such breach within 30 days thereafter. We may not terminate the agreement for cause unless we provide written notice within 90 days of the date on which we had actual knowledge of the existence of such cause.

If we terminate Mr. Swygert’s employment for cause or due to his disability or death, if he resigns without good reason or if he does not renew his employment, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Swygert’s employment without cause, if we do not renew his employment, or if he resigns for good reason, we must (i) pay him his base salary for the Severance Period (defined below), (ii) pay him a pro-rata portion of the bonus for the fiscal year in which such termination occurred, payable in a lump sum during the following calendar year, and (iii) continue to provide health, life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date that Mr. Swygert commences new employment; conditioned upon the Executive’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Swygert’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities. Under Mr. Swygert’s employment agreement, “Severance Period” is defined as the longer of (X) 24 months following the termination date and (Y) the end of his then-current term of employment.

Mr. Swygert’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Swygert’s employment and that extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Swygert is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Omar Segura

In January 2014, we entered into an employment agreement with Omar Segura, our Senior Vice President of Store Operations. The agreement shall remain in effect unless terminated by us or Mr. Segura as further described below. Under the terms of the agreement, Mr. Segura is entitled to receive an annual base salary of $275,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $275,000. In fiscal year 2015, Mr. Segura’s annual base salary was $285,000.

Mr. Segura is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum threshold for any given year, the bonus shall be 80% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Segura will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with

Mr. Segura’s consent pursuant to the agreement. Mr. Segura is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Segura is entitled to use a company car, for which we pay for the fuel, cost of insurance, and maintenance and repair.

In addition to an annual performance bonus, Mr. Segura was also entitled to reimbursement of his reasonable moving expenses up to $75,000 as well as reimbursement of up to $10,000 of reasonable personal travel expenses from January 6, 2014 until June 30, 2014. In addition, pursuant to his employment agreement, Mr. Segura was granted options to purchase 230,000 shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, forty percent (40%) of such options have now vested.

Either we or Mr. Segura may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Segura’s employment immediately by written notice for “cause”, death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Segura may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Under the agreement, “disability” means a physical or psychological condition that renders him unable to perform substantially all of the duties of his job, despite reasonable accommodation, for a continuous period of 90 days or for 180 days in any period of 365 consecutive days.

Under Mr. Segura’s employment agreement, “good reason” means the occurrence, without Mr. Segura’s consent, of any of the following: (i) a material violation of our obligations under this agreement by us, (ii) a material reduction in Mr. Segura’s authority, compensation, perquisites, position or responsibilities, other than a reduction in compensation or perquisites affecting all of our senior executives on an equal basis or (iii) a relocation of our primary business location by more than 25 miles; provided that any such event will only constitute good reason if Mr. Segura provides us with written notice of the existence of the good reason within 30 days following the initial existence of such condition and subject to a 30 day cure period.

Under Mr. Segura’s employment agreement, “cause” means (i) a material breach by Mr. Segura of any agreement between him and us or any of our written lawful policies or his failure or refusal to substantially perform his required duties, (ii) misappropriation or theft of our funds or property, (iii) a conviction of, or plea of guilty or nolo contendere to, any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude, (iv) any act by Mr. Segura involving willful misconduct or gross negligence or his failure to act involving material nonfeasance, (v) any act by Mr. Segura of dishonesty, violence or threat of violence (including any violation of federal securities laws) which is or could be reasonably expected to be injurious to our financial condition or business reputation, (vi) a finding by our Board that Mr. Segura breached any of his fiduciary duties to us or to any of our stockholders or (vii) any habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations to us.

If we terminate Mr. Segura’s employment for cause or due to his disability or death or if Mr. Segura resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Segura’s employment without cause or if Mr. Segura resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Segura has commenced new employment; conditioned upon Mr. Segura’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Segura’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.

Mr. Segura’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Segura’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Segura is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Potential Payments Upon Termination of Employment or Change of Control

Upon a change of control (as defined in the Equity Plans), options to purchase common stock and severance payments are payable to our NEOs under certain circumstances and are summarized as set forth above under “—Employment Agreements.”

Equity Incentive Plans

Our Board adopted, and our stockholders approved, the 2012 Plan in September 2012. In July 2015, in connection with our IPO, our Board adopted, and our stockholders approved, the 2015 Plan for equity grants. In connection with the entry into the 2015 Plan, no further equity grants were or will be made under the 2012 Plan. As of January 30, 2016, we have an aggregate of 6,991,825 shares of common stock issuable upon exercise of outstanding options under the Equity Plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information as of April 27, 2016, about the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our Board, each nominee for election as a director, and each of our NEOs; and

•	all members of our Board and our executive officers as a group.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 60,002,125 outstanding shares of common stock as of the record date. In addition, shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 27, 2016 are deemed to be outstanding and to be beneficially owned by the entity or person holding such options for the purpose of computing the percentage ownership of such entity or person, but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other entity or person. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Unless otherwise indicated, the address for each holder listed below is c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
5% stockholders:
CCMP	27,701,518	(1)	46.2%

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
Named executive officers and directors:
Mark Butler	12,745,070	(2)	21.1%
John Swygert	170,000	(3)	*
Omar Segura	57,500	(4)	*
Douglas Cahill	20,700	(5)	*
Thomas Hendrickson	16,016	(6)	*
Stanley Fleishman	20,700	(7)	*
Joseph Scharfenberger	—		*
Richard Zannino	—		*
Robert Fisch	5,000		*
All Board members and executive officers as a group (13 persons)	13,319,986	(8)	21.8%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Includes 24,443,485 shares of common stock owned by CCMP Capital Investors II, L.P. (“CCMP Capital Investors”) and 3,258,033 shares of common stock owned by CCMP Capital Investors (Cayman) II, L.P. (“CCMP Cayman,” and together with CCMP Capital Investors, the “CCMP Capital Funds”). The general partner of the CCMP Capital Funds is CCMP Capital Associates, L.P (“CCMP Capital Associates”). The general partner of CCMP Capital Associates is CCMP Capital Associates GP, LLC (“CCMP Capital Associates GP”). CCMP Capital Associates GP is wholly-owned by CCMP Capital, LP. The general partner of CCMP Capital, LP is CCMP Capital GP, LLC (“CCMP Capital GP”). CCMP Capital GP ultimately exercises voting and dispositive power over the shares held by the CCMP Capital Funds. Voting and disposition decisions at CCMP Capital GP with respect to such shares are made by a committee, the members of which are Greg Brenneman, Christopher Behrens, Douglas Cahill, Joseph Scharfenberger and Richard Zannino. Douglas Cahill, Joseph Scharfenberger and Richard Zannino are Managing Directors of CCMP. The address of each of Messrs. Cahill, Scharfenberger and Zannino and each of the entities described above is c/o CCMP Capital Advisors, LP, 245 Park Avenue, New York, New York 10167, except the address of CCMP Cayman is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. Each of Messrs. Cahill, Scharfenberger and Zannino disclaims any beneficial ownership of any shares beneficially owned by the CCMP Capital Funds.
(2)	Includes 5,222,305 shares held directly by Mark Butler, 7,002,695 shares held by the Mark L. Butler 2012 DE Dynasty Trust and 520,070 shares underlying vested options.
(3)	Includes 124,000 shares underlying vested options or options vesting within 60 days.
(4)	Represents 57,500 shares underlying vested options or options vesting within 60 days.
(5)	Represents 20,700 shares underlying vested options or options vesting within 60 days.
(6)	Includes 6,900 shares underlying vested options or options vesting within 60 days and excludes 1,950 shares held by Mr. Hendrickson’s sister-in-law in an account over which Mr. Hendrickson has discretionary trading authority. Mr. Hendrickson disclaims beneficial ownership of such 1,950 shares other than any pecuniary interest therein.
(7)	Represents 20,700 shares underlying vested options or options vesting within 60 days.
(8)	Represents 1,000,370 shares underlying vested options or options vesting within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee reviews and approves or ratifies related person transactions that exceed $120,000 individually or in the aggregate between us and (i) our directors, director nominees or executive officers, (ii) any

5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The Audit Committee will review all such related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the related person transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.

Any member of the Audit Committee who is a related person with respect to a related person transaction under review or is otherwise not disinterested will not be permitted to participate in the discussions or approval or ratification of the related person transaction. Our policy also includes certain exemptions for related person transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain related person transactions.

Set forth below is a description of certain relationships and related person transactions since the beginning of the 2015 fiscal year.

Amended and restated stockholders agreement

On July 15, 2015, in connection with our IPO, we amended and restated our existing stockholders agreement, dated September 28, 2012 (as previously amended, the “Existing Agreement”) and entered into an amended and restated stockholders agreement with CCMP, Mr. Butler and our management stockholders (excluding Mr. Butler, the “Management Stockholders”) (the “Amended and Restated Stockholders Agreement”), pursuant to which a number of provisions contained in the Existing Agreement (including, without limitation, provisions relating to the election of directors and certain transfer restrictions) automatically terminated. The Amended and Restated Stockholders Agreement only contains the provisions that did not terminate automatically in connection with our IPO or which the parties otherwise agreed would apply following our IPO, including the registration rights provisions described below in “—Registration rights.”

Registration rights

The Amended and Restated Stockholders Agreement contains certain registration rights provisions that provide that each of CCMP, Mr. Butler, any stockholder party to the agreement holding more than 15% of our outstanding common stock or any Management Stockholder holding between 5% and 15% of our outstanding common stock are entitled to demand registrations, subject to certain exceptions. Stockholders party to the Amended and Restated Stockholders Agreement will also have piggyback rights for public offerings. No holder may request more than two demand registrations in any 180-day period, and we will not be required to effect more than four demand registrations in any 12 month period. We also are not required to effect any registration if the anticipated gross offering price of the shares of registered securities would be less than $10 million in any offering.

Share repurchase and dividends

In May 2015, we declared a special cash dividend to holders of our common stock for an aggregate payment of $48.8 million in connection with the amendment of the credit agreements governing our senior secured asset-based revolving credit facility and our senior secured term loan facility.

Indemnification agreements

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law, subject to certain exceptions contained in those agreements.

Lease arrangements

As of January 30, 2016, we lease four of our stores and our corporate headquarters from entities in which Mr. Butler, our co-founder, Chairman, President and Chief Executive Officer, or Mr. Butler’s family has a direct or indirect material interest. We lease two of our stores from Brooke Investments Co., LLC, a Pennsylvania limited liability company owned directly by Mr. Butler and his family and managed by Mr. Butler for which Brooke Investments Co., LLC receives aggregate annual lease payments of approximately $360,000. We lease one of our stores from BSA Enterprises, a Pennsylvania partnership, which is majority owned by Brooke Investments Co., LLC and which receives aggregate annual lease payments of approximately $200,000. We lease one of our stores and our corporate headquarters from MBBF L.P., a Pennsylvania limited partnership, which is managed by Mr. Butler and in which Mr. Butler has a 49.5% economic interest. MBBF L.P. receives aggregate annual lease payments from us of approximately $659,000. The leases for three stores expire in August 2018, the lease for the fourth store expires in January 2022 and the lease for our corporate headquarters expires in October 2023.

Other transactions

We previously engaged Infogroup Inc. (“Infogroup”), a CCMP portfolio company, for services including, but not limited to, data processing, data storage and marketing campaign management. We paid Infogroup approximately $0.2 million for its services in fiscal year 2014.

From time to time, we have and may enter into transactions for goods and services with other companies controlled by CCMP.

During fiscal year 2015, we paid approximately $0.2 million for the use of an airplane owned by Mr.  Butler, our Chairman, Chief Executive Officer and President.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board recommends that the stockholders ratify the selection of KPMG as our independent registered public accounting firm for the year ending January 28, 2017. The Audit Committee approved the selection of KPMG as our independent registered public accounting firm for 2016. KPMG is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

We have been advised that a representative of KPMG, our independent registered public accounting firm for the year ended January 30, 2016, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the selection of KPMG as our independent registered public accounting firm.

Principal Accounting Fees and Services

KPMG serves as our independent registered public accounting firm. The following table presents fees paid for the audit of our annual consolidated financial statements and all other professional services rendered by KPMG for the years ended January 30, 2016 and January 31, 2015.

	For the Fiscal Year Ended January 30, 2016	For the Fiscal Year Ended January 31, 2015
Audit fees(1)	$1,365,000	$395,000
Audit-related fees(2)	—	—
Tax fees(2)	—	—
All other fees(2)	—	—

(1)	Audit fees for the fiscal year ended January 30, 2016 include fees for professional services related to financial procedures performed in connection with securities offerings and fees for professional services rendered for the audit and quarterly review of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q. Audit fees for the fiscal year ended January 31, 2015 include fees for professional services rendered in connection with the annual audit and quarterly review of our consolidated financial statements.
(2)	There were no amounts billed for audit-related, tax, or all other fees in fiscal year 2014 or 2015.

The services provided by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG, that the provision of such services has not adversely affected KPMG’s independence.

According to its charter, the Audit Committee is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company in advance of providing any service.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee charter, which can be found on our website, www.ollies.us, under the “Investor Relations/Governance” section.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the year ended January 30, 2016 with management;

•	discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 16, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•	received from KPMG the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

•	Based on these reviews and discussions and the reports of KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 for filing with the SEC.

The Company relied on the phase-in rules of the SEC and Nasdaq with respect to the independence of the Audit Committee. These rules permit an audit committee that has one member that is independent upon the effectiveness of the registration, a majority of members that are independent within 90 days thereafter and all members that are independent within one year thereafter. The Company does not believe its reliance on these phase-in rules materially adversely affected the Audit Committee’s ability to act independently or to satisfy the other requirements of Rule 10A-3 of the Securities Exchange Act of 1934.

Submitted by the Audit Committee:

Thomas Hendrickson, Chair

Stanley Fleishman

Joseph Scharfenberger

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

STOCKHOLDER PROPOSALS AND NOMINATIONS AT THE 2017 ANNUAL MEETING

In order to be included in the Company’s proxy materials for presentation at the 2017 annual meeting, a stockholder proposal pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices at Ollie’s Bargain Outlet Holdings, Inc., Attn: John Swygert, Executive Vice President, Chief Financial Officer and Secretary, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 by no later than the close of business on January 2, 2017, and must comply with the requirements of Rule 14a-8.

The Company’s Second Amended and Restated Bylaws (the “Bylaws”) contain an advance notice of stockholder business and nominations requirement, which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. As specified in the Bylaws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 30 days before or 60 days after the first anniversary of the prior year’s meeting. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in the Bylaws, the Company may disregard such nomination or proposal.

Accordingly, if a stockholder of the Company intends, at the Company’s 2017 annual meeting of stockholders, to nominate a person for election to the Company’s Board or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on March 18, 2017 and not earlier than the close of business on February 16, 2017.

Notices should be addressed in writing to the Secretary at Ollie’s Bargain Outlet Holdings, Inc., Attn: John Swygert, Executive Vice President, Chief Financial Officer and Secretary, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board, MARK BUTLER President and Chief Executive Officer

☐	¢

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

Proxy for Annual Meeting of Stockholders on June 16, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark Butler, John Swygert, Jay Stasz and Robert Bertram, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Ollie’s Bargain Outlet Holdings, Inc., to be held June 16, 2016 at the Colonial Country Club, 4901 Linglestown Road, Harrisburg, Pennsylvania 17112, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	1.1	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

June 16, 2016

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/20222

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20230000000000001000 9	061616

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:	NOMINEES:			2.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Douglas Cahill O Joseph Scharfenberger	Class I Director Class I Director

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■